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                                                                  EXHIBIT 10.29

                             EMPLOYMENT AGREEMENT
   American Medical International, Inc. ("AMI"), and Thomas J. Sabatino, Jr., Esq. ("Executive") enter into this Employment Agreement effective as of November 1, 1992.


   1. DUTIES -- Executive is employed by AMI as the Associate General Counsel of American Medical International, Inc. located in Dallas, Texas. Executive will diligently and conscientiously devote his full and exclusive business time, attention, and best efforts in discharging his duties and responsibilities as Executive subject to governance of the Senior Executive management of AMI. Executive will scrupulously comply with all provisions of the AMI Code of Ethics and Conflicts of Interest Policy.

   2. COMPENSATION AND BENEFITS -- In consideration for his services and the other undertakings and obligations agreed to herein, Executive will be compensated as follows:

    (a) BASE SALARY: Executive will receive a base salary of One Hundred Seventy-Five Thousand Dollars ($175,000) per year, payable as it is earned on a bi-weekly basis.

    (b) ANNUAL BONUS: Executive will be eligible to receive an annual bonus based upon criteria determined by AMI's Board of Directors prior to the beginning of each fiscal year, to be paid, if otherwise payable, only for employment during the entirety of the fiscal year; there shall be no pro rata vesting or credit for partial years (other than the first year of employment, which bonus shall be prorated), unless provided for in the incentive compensation plan document. AMI's Board of Directors and management shall be the sole judge of whether the criteria are satisfied. The targeted bonus for Executive shall initially be 30%, with payout of any or all of the target subject to Executive's performance as measured by AMI Senior Management.

    (c) BENEFITS: Executive is eligible to receive all standard employment benefits and participate in all standard benefits plans that inure to AMI employees in a similar capacity, including health, disability, time off with pay, and retirement, subject to the express plan documents, or where no plan document exists, to the written policies adopted by AMI. Executive will receive a car allowance of $900.00 per month.

    (d) STOCK OPTIONS: Upon execution of the appropriate option agreements by Executive, he/she shall be entitled to options to purchase 10,000 shares of AMI's common stock in accordance with and governed by the Non-Qualified Performance Stock Option Plan. Such options shall vest at 20% per year based on performance requirements and conditions provided by the above-referenced plan.

   3. RELOCATION -- All relocation amounts paid by AMI are subject to the AMI Relocation Guidelines, and Executive agrees that


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if he voluntarily terminates his employment within twenty-four (24) months of the effective date of this Agreement, Executive will reimburse AMI on a pro-rata basis (for example, 50% in the case of a voluntary termination at the end of one year).

   4. ACKNOWLEGEMENT OF PROTECTABLE INTERESTS -- Executive acknowledges and agrees that his employment involves building and maintaining business relationships and good will on behalf of AMI with customers, patients, physicians and other professional contractors, employees and staff, and various providers and users of health care services; that he is entrusted with proprietary, strategic and other confidential information which is of special value to AMI; and that the foregoing matters are significant interests which AMI is entitled to protect.

   5. CONFIDENTIAL INFORMATION -- Executive agrees that all confidential information that comes or has come into his possession by reason of this employment is the property of AMI and shall not be used except in the course of employment by AMI and and for AMI's exclusive benefit. Further, Executive shall not, during his employment or thereafter, disclose or acknowledge the content of any confidential information to any person who is not an employee of AMI authorized to possess such confidential information. "Confidential information" means all proprietary and other information relating to the business and operations of AMI which has not been specifically designated for release to the public by an authorized representative of AMI at the level of Chief Operating officer or above. Confidential information includes, by way of illustration and without limitation, trade secrets, future business plans, marketing plans and strategies, pricing information, financial data, customer, patient and supplier information, regulatory approval strategies, new service line and contract products, and other information that was developed, assembled, gathered by, or originated with AMI for its own private use. Upon termination of employment, all documents, writings, electronic storage devices, and other tangible things containing any confidential information shall be delivered to AMI without making or retaining copies, excerpts, or notes of such information.

   6. NON-COMPETITIVE/NON-INTERFERENCE-- During (a) the period of his employment, (b) the period, if any, for which he receives severance payments from AMI or for which he claims entitlement to receive severance payments, AND
(c) the additional period of twelve (12) months after the last date of (a) and
(b), Executive will not compete, directly or indirectly, with AMI within a fifty (50) mile radius of the AMI facility for which he last performed services or within a fifty (50) mile radius of any other AMI facility for which he performed services as an Executive during the last two (2) years of his employment unless such facility is California or Florida in which instance Executive will agree the radius under (c) shall be


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fifteen (15) miles of any other AMI facility in such state. "Compete" means and includes rendering services, accepting employment, consultation, or any other business relationship with any company, association, affiliation, consortium, or other for-profit or not-for-profit organization that provides or offers health care services or contracts or agreements for health care services similar to those provided or offered by AMI. Executive also agrees that during the periods stated in (a), (b), and (c) above, he will not (i) directly or indirectly solicit or encourage in any manner the resignation or re-affiliation of any employee, physician, contractor, or professional health care provider or provider organization that is employed by, affiliated or associated with any facility for which Executive rendered services as an Executive during his employment by AMI; (ii) directly or indirectly solicit or divert customers, patients, or business of any such AMI facility; or (iii) attempt to influence, directly or indirectly, any person or entity to cease, reduce, alter or rearrange any business relationship with any such AMI facility. All provisions of this paragraph 6 shall apply irrespective of the type or reason for termination of employment.

   7. ENFORCEMENT/SEVERABILITY/REFORMATION -- (a) The parties agree that a breach or threatened breach of any protective or restrictive provisions contained in paragraph 5 and 6 above will cause immediate irreparable harm to AMI for which legal remedies alone are inadequate to compensate. Therefore, Executive agrees that these provisions shall be enforceable by equitable process of injunction in addition to, but without limitation of, any monetary damages, sanctions or other legal remedies available, plus recovery by AMI of its reasonable attorney's fees and expense incurred in enforcing these provisions.

    (b) In the event that any provision of this Amendment is declared invalid or unenforceable, as written, the remaining provisions shall not be abridged or affected. Further, in the event that any specific restrictive or protective provisions contained in paragraphs 5 and 6 above cannot be given full effect, as written, Executive and AMI empower a court or arbitrator hereunder of competent jurisdiction, to modify, reduce or otherwise reform such provisions(s) in such fashion as to carry out the parties' intent to grant AMI the maximum allowable protection consistent with the applicable law and facts.

    8. TERMINATION AND SEVERANCE -- (a) AMI and Executive each may terminate this employment at any time for any reason deemed sufficient in the sole discretion of either of them in which event all compensation shall cease. Upon involuntary termination of Executive's employment by AMI without cause, AMI will pay Executive severance pay at Executive's base salary level in effect at the time of his termination, exclusive of bonuses, incentive




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compensation, employment benfits, stock options, or any other benefits except those required to be made available by applicable federal or state law notwithstanding this Agreement. Severance will be paid in the manner of salary continuation on a bi-weekly basis, but without benefits or accruals based on salary, and shall cease upon Executive's obtaining of substantially equivalent employment but in no event later than one (1) year after the date of termination of employment. No severance is due in the event of a voluntary termination by Executive. Executive acknowledges that this agreement by AMI to pay certain severance hereunder, except in the case of a voluntary quit or involuntary termination for cause, alone constitutes a sufficient agreement and consideration for his post-termination obligations, and that in the event those obligations are not honored by Executive or enforced by a court or arbitration, no severance payments will be made and any such payments already made may be recovered.

    (b) Following termination of employment, either voluntarily or involuntarily, Executive will cooperate fully with AMI, upon request, in relation to AMI's defense, prosecution or other involvement in any continuing or future claims, lawsuits, charges, and internal or external investigations which arise out of events or business matters which occurred during Executive's prior employment by AMI. Such continuing duty of cooperation shall include making himself available to AMI, upon reasonable notice, for depositions, interviews, and appearances as a witness, and furnishing information to AMI and its legal counsel upon request. AMI will reimburse actual documented reasonable out-of-pocket expenses necessarily incurred such as travel, lodging, meals. Severance payments, if otherwise payable to Executive, shall terminate in the event of a failure of cooperation.

   9. ARBITRATION OF ALL DISPUTES -- Executive and AMI agree that any dispute, controversy or claim arising from the employment relationship, including but not limited to any claim based on the employment agreement and any claim arising under any federal, state, or other governmental unit's statutes, regulations or codes (including specifically, without limitation, the Age Discrimination in Employment Act and other anti-discrimination laws), shall be submitted to final and binding arbitration in accordance with the Federal Arbitration Act (FAA), Title 9 of the U.S. Code, or if the FAA is deemed inapplicable, then, and only then, in accordance with the arbitration laws of the state in which Executive last performed services for AMI. The parties agree that such arbitration shall be governed by the employment arbitration procedures and rules for non-union employees administered by the Houston, Texas office of AAA, except as specifically otherwise provided or modified by Exhibit A to this Agreement which is made a part hereof. A judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties further



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agree that this provision for final and binding arbitration shall not preclude
AMI from obtaining preliminary or other injunctive relief in court to enforce the provisions of paragraphs 4 through 6 above, without regard to whether any such claim has been or can be referred to arbitration.


   10. ENTIRE AGREEMENT/MODIFICATION -- The parties agree that this Employment Agreement constitutes the complete and entire agreement between the parties, and that no previous agreement, either oral or written, shall have any effect. All previous agreements, either oral or written, are expressly superseded, canceled and revoked by this Employment Agreement. The parties further agree that the terms, conditions, and provisions of this Employment Agreement may not be modified by any subsequent agreement, unless the modifying agreement: (i) is in writing; (ii) expressly refers to this Employment Agreement; (iii) is signed and executed by the President of AMI as representative of AMI; and (iv) is signed by Executive.

   Executed this 25th day of November, 1992 at Dallas, Texas.


                                             Thomas J. Sabatino, Jr.
                                       ----------------------------------------
                                       THOMAS J. SABATINO, JR.


                                       AMERICAN MEDICAL INTERNATIONAL,  INC.

                                       BY:   O. Edwin French
                                           ------------------------------------
                                           O. EDWIN FRENCH
                                           Senior Vice President




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              EXHIBIT A TO AMENDMENT TO EMPLOYMENT AGREEMENT

                 ADDITIONAL AGREED ARBITRATION PROVISIONS

   1. Arbitration may be initiated by joint submission in writing or by a written demand by either party filed with the Houston, Texas office of AAA containing a brief description of the dispute or controversy and a statement of issues to be submitted to the arbitrator. Any party asserting a claim for relief shall be obligated to state such claim in its demand for arbitration or response thereto.

   2. The party asserting a claim for relief is responsible for payment in advance of any administrative fee required by AAA, except that in the event both parties assert claims for relief, each shall be responsible for one-half of such administrative fee.

   3. A demand for arbitration shall request the Houston, Texas of AAA to furnish a list of five (5) arbitrators who, in the judgment of such AAA office, are qualified and experienced to hear and determine the executive-level employment dispute. None of the arbitrators shall have served in any labor-management arbitration under the auspices of AAA or the Federal Mediation and Conciliation Service (FMCS). In the event claims are asserted under statutes or laws, the arbitrators shall also be attorneys licensed to practice law in at least one state of the United States.

   4. The arbitrator selection procedure shall be as follows: the parties or their counsel shall confer, and Executive shall first remove two names from the list; AMI shall then remove two names; and the name remaining shall be the arbitrator.

   5. The hearing shall be conducted within ninety (90) days of the appointment of the arbitrator at a time and place within one hundred (100) miles of the location at which Executive last performed services for AMI, to be designated by the AAA office administering the case, unless the parties otherwise agree.

   6. Any discovery or exchange of information shall be within the arbitrator's discretion but shall not delay the hearing. Allowance of a stenographic record of the hearing shall be in the discretion of the arbitrator.

   7. The arbitrator shall render his award within thirty days of the closing of the hearing by the arbitrator.

   8. All expenses of the arbitration, including the arbitrator's fees, shall be borne by the parties equally. However, each party shall always bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proofs, irrespective of the outcome.